Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LAZARD LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering	Fee Rate	Amount of Registra- tion Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share (2)	457(r)(4)
	Equity	Preference Shares (2)	457(r)(4)
	Other	Stock Purchase Contracts (2)(3)	457(r)(4)
	Other	Stock Purchase Units (2)(3)	457(r)(4)
	Other	Warrants (2)	457(r)(4)

Fees Previously Paid	-	-	-	-	-	-		-

Carry Forward Securities

Carry Forward Securities	-	-	-	-		-			-	-	-	-

	Total Offering Amounts					-		-

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							-

(1)

An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. This registration statement also covers delayed delivery contracts that may be issued by the Registrant under which the party purchasing such contracts may be required to purchase preference shares or Class A common stock. Such contracts may be issued together with the specific securities to which they relate. In addition, the securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder.

(2)

Including securities as may from time to time be issued upon exercise, conversion or exchange of other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(3)	Includes an indeterminable number of shares of Class A common stock or preference shares to be issuable by the Registrant upon settlement of the stock purchase contracts or stock purchase units.
(4)

The Registrant elects to rely on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.